EXHIBIT 23.4

CONSENT OF NATIONAL CINEMEDIA, LLC

Board of Directors
Cinemark USA, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093

Members of the Board:

We hereby consent to the use by Cinemark USA, Inc. (the “Company”) of the audited financial statements of National CineMedia, LLC and its subsidiaries as of January 1, 2009 and December 27, 2007, and the year ended January 1, 2009, the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007, and for the year ended December 28, 2006, appearing in the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission and any amendment thereto.

National CineMedia, LLC
By National CineMedia, Inc., its managing member

By:	/s/ Ralph E. Hardy
Ralph E. Hardy
Executive Vice President, General Counsel and Secretary

November 6, 2009